ImmuCell Announces Financial Results for Fourth Quarter and Full Year 2006

PORTLAND, ME -- 02/07/2007 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and twelve month periods ended December 31, 2006.

For the three months ended December 31, 2006, product sales were $1,060,000 representing a decrease of $114,000, or 10%, in comparison to the same period in 2005. For the year ended December 31, 2006, product sales increased by 2%, or $73,000, to $4,306,000, in comparison to the same period in 2005.

"The annual growth in product sales is attributable principally to a 6% increase in sales of our lead product, First Defense®," commented Michael F. Brigham, president and CEO. "Sales of our second leading product, Wipe Out® Dairy Wipes, increased by 9%, while sales of our other minor products declined by $157,000 as a group. This was our eighth consecutive profitable year since our 1999 decision to focus our business strategy on products that improve animal health and productivity in the dairy and beef industries."

Net income per diluted share was $0.05 and $0.21 during the three and twelve month periods ended December 31, 2006, respectively. The Company recognized net income of $155,000 for the three months ended December 31, 2006, compared to net income of $260,000 during the same period in 2005. For the twelve months ended December 31, 2006, the Company recognized net income of $647,000, compared to net income of $708,000 during the same period in 2005.

"Our lead new product opportunity, Mast Out® (a Nisin-based mastitis treatment for cows), is being developed under an exclusive, worldwide license with Pfizer Animal Health," commented Dr. Joseph H. Crabb, vice president and chief scientific officer. "During 2006, Pfizer made significant progress in the areas of effectiveness, manufacturing and pharmacokinetics and is proceeding with further development of the product."

The Company's cash, cash equivalents and short-term investments increased by 28%, or $1,464,000, to $6,614,000 at December 31, 2006, as compared to $5,150,000 at December 31, 2005. As of December 31, 2006, we had invested approximately $300,000 in equipment and facility improvements related to our effort to gain compliance with current Good Manufacturing Practices (cGMP) regulations in our manufacturing operations. We expect to invest the remaining $1,200,000 budget for this project as the work is completed in the first half of 2007. Stockholders' equity increased by 9%, or $775,000, to $9,332,000 at December 31, 2006, as compared to $8,558,000 at December 31, 2005. The Company had 2,896,000 shares of common stock outstanding as of December 31, 2006.

                                        (Unaudited)
                                    Three Months Ended  Twelve Months Ended
                                    ------------------- -------------------
                                       December 31,        December 31,
                                    ------------------- -------------------
(In thousands, except per share        2006      2005      2006      2005
 amounts)                           --------- --------- --------- ---------
Revenues:
Product sales                       $   1,060 $   1,174 $   4,306 $   4,233
Other revenues                            163       194       495       750
                                    --------- --------- --------- ---------
Total revenues                          1,223     1,368     4,801     4,983

Cost and expenses:
Product costs                             521       456     1,882     1,634
Product development expenses              264       345       966     1,270
Selling, general and administrative
 expenses                                 310       289     1,182     1,141
                                    --------- --------- --------- ---------
Total costs and expenses                1,095     1,090     4,030     4,045
                                    --------- --------- --------- ---------

Net operating income                      128       278       771       938

Interest and other income                  74        39       263       133
                                    --------- --------- --------- ---------

Income before income taxes                202       317     1,034     1,071
Income tax expense                         47        57       387       363
                                    --------- --------- --------- ---------
Net income                          $     155 $     260 $     647 $     708
                                    ========= ========= ========= =========

Net income per common share:
Basic                               $    0.05 $    0.09 $    0.22 $    0.25
Diluted                             $    0.05 $    0.09 $    0.21 $    0.24

Weighted average common shares
 outstanding:
Basic                                   2,897     2,848     2,888     2,824
Diluted                                 3,061     3,040     3,051     3,003

                                                  At December  At December
                                                    31, 2005     31, 2006
                                                  ------------ ------------
(In thousands)
Cash, cash equivalents and short-term investments $      5,150 $      6,614
Total assets                                             9,955       11,364
Net working capital                                      6,091        6,934
Stockholders’ equity                              $      8,558 $      9,332
ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106